MONTHLY REPORT - July, 2011
                             Global Macro Trust

                        STATEMENT OF INCOME AND EXPENSE



                                                    This Month    Year to Date

Income:
   Gain (loss) on trading of futures, forward
      and option contracts:
      Realized gain (loss) on closed contracts    $  11,285,062    24,693,408
   Change in unrealized gain (loss) on open          23,889,399    (15,340,353)
         contracts

   Net gain (loss) from U.S. Treasury
      obligations:
      Realized gain (loss) from U.S. Treasury                 0         38,951
         obligations
      Change in unrealized gain (loss) from U.S.       (376,778)      (323,370)
         Treasury obligations

    Interest income                                     168,749      1,436,597

    Foreign exchange gain (loss) on margin              (26,910)       (40,276)
       deposits
                                                   ------------   ------------
Total: Income                                        34,939,522     10,464,957

Expenses:
   Brokerage commissions                              4,642,810     33,487,125

   Management fee                                        53,535        291,609

   20.0% New Trading Profit Share                             0          1,385

   Custody fees                                             260         80,837

   Administrative expense                               184,795      1,309,091
                                                   ------------   ------------
Total: Expenses                                       4,881,400     35,170,047

Net Income (Loss) - July, 2011                 $     30,058,122    (24,705,090)

                  STATEMENT OF CHANGES IN NET ASSET VALUE

                                      Managing        Unit
                                       Owner         Holders          Total
Net Asset Value (672,676.507       $ 10,582,335     818,682,210    829,264,545
   units) at June 30, 2011
Addition of 4,587.467 units on                0       5,809,816      5,809,816
   July 1, 2011
Redemption of (5,544.430) units               0      (7,072,521)    (7,072,521)
   on July 31, 2011*
Net Income (Loss) - July, 2011          438,702      29,619,420     30,058,122
                                   -------------  -------------   ------------

Net Asset Value at July 31,
2011 (671,911.466 units inclusive
of 191.922 additional units) 	   $ 11,021,037     847,038,925    858,059,962
                 	           =============  =============  =============

		  GLOBAL MACRO TRUST June 2011 UPDATE

            June   Year to Date     Net Asset                    Net Asset
Series       ROR          ROR       Value per Unit      Units        Value
--------- ----------  ------------  --------------   -----------  -------------
Series 1     3.55%       (3.03)%      $   1,274.39   647,655.748  $ 825,367,375
Series 2     3.95%       (0.55)%      $   1,343.08       183.291  $     246,174
Series 3     3.97%       (0.42)%      $   1,347.16    23,527.292  $  31,695,141
Series 4     4.15%        0.89%       $   1,378.14       545.135  $     751,272


* Series 1 Units redeemed on or before the eleventh month-end following their sale may be charged a redemption fee of from 4% to 1.5% of Net Asset Value, depending on investment amount, length of ownership and type of account purchasing the units.


To the best of my knowledge and belief,
the information contained herein is
accurate and complete.

   /s/ Harvey Beker
   Harvey Beker, Co-chief Executive Officer
   Millburn Ridgefield Corporation
   Managing Owner
   Global Macro Trust




			   Millburn Ridgefield Corporation
				411 West Putnam Avenue
				Suite 305 Greenwich
			       Connecticut 06830-6233



				   August 5, 2011


Dear Investor:


The Trust was profitable in July as pervasive uncertainty pushed cautionary, safety-first trades to the forefront of market action. Profits from trading interest rates, currencies, and metals led the way, with small gains from energy trading. Agricultural commodity futures were flat and equity trading was unprofitable.

The continuing failure of courage in Washington to come to a bipartisan solution on the U.S. deficit/debt ceiling imbroglio and the lack of a complete solution to Europe's debt quagmire held market participants hostage to uncertainty, which had a negative influence on growth prospects worldwide. In addition, inflation worries in emerging markets kept monetary policy on a tightening trajectory, especially in China and India, even as growth seemed to be softening.

Long note and bond futures positions in the U.K., Australia, Canada, Japan, Germany and even the U.S. were profitable as investors moved into relatively safe investments.

Not surprisingly, the U.S. currency was not viewed as a safe haven, but was sold rather broadly. Short dollar positions versus the currencies of Switzerland, the U.K., Japan, Australia, New Zealand, Singapore, India, Korea, Brazil and Chile were profitable.

The flight to safety and the weaker dollar led to sharp gains on long positions in precious metals-gold and silver, but also led to small gains in industrial metals-copper, aluminum and nickel.

Long positions in crude oil, gasoline, heating oil and London gas oil were marginally profitable.

Trading of agricultural commodities was flat, although there were gains from long positions in corn and the soybean complex that were largely offset by losses on short wheat trades.

Given the weakening growth outlook, the fiscal problems in the developed world and the policy tightening in emerging economies, it is no surprise that equity futures trading was unprofitable. Losses were widespread but most pronounced in European and U.S. markets.





					Very truly yours,

					Millburn Ridgefield Corporation
					 Harvey Beker, co-Chairman
					 George E. Crapple, co-Chairman